Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation
We consent to the incorporation by reference in this registration statement on Form S-8 of Symantec Corporation of our report dated May 21, 2010, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of April 2, 2010 and April 3, 2009, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended April 2, 2010, and the related financial statement schedule and the effectiveness of internal control over the financial reporting as of April 2, 2010, which reports appear in the annual report on Form 10-K of Symantec Corporation.
As discussed in Note 1 to the consolidated financial statements, effective April 4, 2009, Symantec Corporation changed its method of accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) by retrospectively adopting new accounting requirements issued by the Financial Accounting Standards Board.
/s/ KPMG LLP
Mountain View, California
November 3, 2010